Exhibit 10.1

SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

dated as of

December 19, 2025,

among

NETFLIX, INC.,

as the Borrower,

the Lenders party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Administrative Agent

WELLS FARGO SECURITIES, LLC,

BNP PARIBAS SECURITIES CORP.

and

HSBC SECURITIES (USA) INC.

as Joint Lead Arrangers and Joint Bookrunners

BNP PARIBAS

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Syndication Agents

BANCO SANTANDER, S.A., NEW YORK BRANCH,

THE BANK OF NOVA SCOTIA,

BMO BANK N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

MIZUHO BANK LTD.,

MUFG BANK, LTD.,

ROYAL BANK OF CANADA,

SOCIÉTÉ GÉNÉRALE,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

TRUIST BANK,

and

U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

i

ii

Schedules

Schedule 2.01	Lenders and Revolving Commitments

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Revolving Note
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E	Solvency Certificate

iii

SENIOR UNSECURED REVOLVING CREDIT AGREEMENT dated as of December 19, 2025 among NETFLIX, INC., as the Borrower, the LENDERS party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

The Borrower (such term and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on a revolving credit basis on and after the Effective Date and at any time and from time to time prior to the Maturity Date.

The proceeds of borrowings hereunder are to be used on and after the Effective Date for the purposes described in Section 5.07. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Acquisition” means the acquisition by the Borrower of the Target Business and its subsidiaries pursuant to the Merger Agreement.

“Acquisition Closing Date” means the date on which the Acquisition is consummated and the conditions specified in Section 4.04 are satisfied (or waived in accordance with Section 9.02).

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain Credit Facilities Administrative Agent Fee Letter dated December 4, 2025 between the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Arrangers.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders. The Aggregate Commitments on the Signing Date are $5,000,000,000.

“Aggregate Lien Amount” means as of the date of determination, the lesser of (a) the then outstanding aggregate principal amount of the Indebtedness of the Borrower and its Domestic Restricted Subsidiaries incurred after the Signing Date and secured by Liens not permitted under Section 6.01(a) and (b) the fair market value of the assets subject to the Liens referred to in clause (a), as determined in good faith by a Financial Officer of the Borrower.

“Aggregate Total Exposure” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Credit Exposure of all Lenders.

“Agreement” means this Senior Unsecured Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) Term SOFR Rate for a one-month tenor in effect on such day plus 1.00%; each change in the Alternative Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, as applicable (provided that clause (c) shall not be applicable during any period in which the Term SOFR Rate is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 1.00%.

“Ancillary Document” has the meaning set forth in Section 9.15.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010 to the extent applicable, all other applicable anti-corruption laws, the Bank Secrecy Act to the extent applicable, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.11(a).

“Applicable Parties” has the meaning set forth in Section 8.12(c)

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, with respect to any ABR Loan or SOFR Loan or with respect to the Commitment Fees or Letter of Credit Fees payable hereunder, as the case may be, the applicable percentage per annum set forth below, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating of Borrower (Moody’s / S&P)	Applicable Rate for SOFR Loans	Applicable Rate for ABR Loans	Commitment Fee Rate	Letter of Credit Fee
I	Aa3/AA- or higher	0.600%	0.00%	0.05%	0.600%
II	A1/A+	0.725%	0.00%	0.06%	0.725%
III	A2/A	0.850%	0.00%	0.07%	0.850%
IV	A3/A-	0.975%	0.00%	0.09%	0.975%
V	Baa1/BBB+ or lower	1.10%	0.10%	0.10%	1.10%

If the Borrower has split Debt Ratings from Moody’s and S&P (with the Debt Rating for pricing level I being the highest and the Debt Rating for pricing level V being the lowest), (a) if such Debt Ratings fall within the same level, pricing shall be based on that level and (b) if such Debt Ratings fall within different levels, pricing shall be based on the higher of such levels unless one of the two Debt Ratings is two or more levels lower than the other, in which case pricing shall be based on the level next below that of the higher of the two Debt Ratings. If either Moody’s or S&P shall not have in effect a Debt Rating for the Borrower which is not the result of a change in the creditworthiness of the Borrower (and other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Debt Rating at pricing level V. If the rating system of Moody’s and/or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Debt Rating of such rating agency most recently in effect prior to such change or cessation shall be used in determining the Applicable Rate.

Each change in the Applicable Rate resulting from a publicly announced change in the Borrower’s Debt Rating shall be effective during the period commencing on the date that is three (3) Business Days following the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Electronic Platform” has the meaning set forth in Section 8.12(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and HSBC Securities (USA) Inc. and/or an affiliate thereof, in its capacity as a joint lead arranger and a joint bookrunner.

“Arranger Related Party” has the meaning set forth in Section 9.03(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.20(b)(iii).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means an Event of Default of the type described in Section 7.01(h), (i) or (j).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board.

“Borrower” means Netflix, Inc., a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Term SOFR Borrowing, $5,000,000 and (b) in the case of an ABR Borrowing, $5,000,000.

“Borrowing Multiple” means (a) in the case of a Term SOFR Borrowing $1,000,000, and (b) in the case of an ABR Borrowing, $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Bridge Commitment Letter” means that certain Bridge Commitment Letter, dated December 4, 2025, by and among the Borrower, the Arrangers and the other commitment parties party thereto, as amended by that certain Bridge Facility Joinder Agreement, dated as of December 19, 2025.

“Bridge Commitments” means the $34,000,000,000 in aggregate bridge commitments committed to be provided under the Bridge Commitment Letter, as such amounts may be increased or permanently reduced pursuant to the terms thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loans or any other dealings of such SOFR Loans.

“Capital Lease” means any lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the Signing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(1) the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Borrower; provided, however, that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly; and provided, further, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Borrower becomes a direct or indirect wholly owned subsidiary of another Person, and (b)(i) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or

(2) the Borrower sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Borrower and its Subsidiaries taken as a whole to, or merges or consolidates with, a Person (other than the Borrower or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Borrower’s Debt Ratings within the Ratings Decline Period for such Change of Control by each of Moody’s and S&P (or, in the event Moody’s or S&P or both shall cease rating the Debt Rating of the Borrower (for reasons outside the control of the Borrower) and the Borrower shall select any other nationally recognized rating agency, the equivalent of such ratings by such other nationally recognized rating agency) to a level that is lower than an Investment Grade rating by each of such rating agencies.

“Charges” has the meaning set forth in Section 9.13.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Communications” has the meaning set forth in Section 8.12(c).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any Measurement Period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of: (1) Consolidated Net Income; (2) Consolidated Non-cash Charges; (3) Consolidated Interest Expense;

(4) Consolidated Income Tax Expense; (5) restructuring expenses and charges; (6) any expenses or charges related to any equity offering, Investment (including the Acquisition), recapitalization or incurrence of Indebtedness not prohibited under this Agreement (whether or not successful) or related to the issuance of the Existing Notes or the Transactions; (7) costs or accruals or reserves incurred in connection with acquisitions after the Signing Date; and (8) any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests).

Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the applicable Measurement Period to any asset sales or other dispositions or acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) by such Person and its Subsidiaries (1) that have occurred during such Measurement Period or at any time subsequent to the last day of such Measurement Period and on or prior to the date of the transaction in respect of which Consolidated EBITDA is being determined and (2) that the Borrower determines in good faith are outside the ordinary course of business, in each case, as if such asset sale or other disposition or acquisition, investment, merger, consolidation or disposed operation occurred on the first day of such Measurement Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X under the Securities Act; provided that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that are reasonably identifiable and factually supportable and have been realized or for which the steps necessary for realization have been taken or have been identified and are reasonably expected to be taken within one year following any such transaction (which operating expense reductions are reasonably expected to be sustainable); provided, further, that the Borrower shall not be required to give pro forma effect to any transaction that it does not in good faith deem material. Such pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, (a) for purposes of the definition of Consolidated EBITDA, with respect to any Person for any period, without duplication, the total net interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, of such Person and its Subsidiaries, and (b) for purposes of Section 6.03, the total interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, in each case, including, without limitation: (1) any amortization of debt discount; (2) the net cost under any Swap Contract in respect of interest rate protection (including any amortization of discounts); (3) the interest portion of any deferred payment obligation; (4) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing activities or similar activities; (5) all accrued interest; (6) the interest component of Capital Lease obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; (7) all capitalized interest of such Person and its Subsidiaries for such period; and (8) the amount of any interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication: (1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges; (2) the portion of net income of such Person and its Subsidiaries allocable to minority interest in unconsolidated Persons (provided, however, that net income of any such unconsolidated Person or Subsidiary shall be included to the extent that cash dividends or distributions have actually been received by such Person); (3) gains or losses in respect of any asset sales outside of the ordinary course of business by such Person or one of its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis; (4) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis; (5) any gain or loss realized as a result of the cumulative effect of a change in accounting principles; (6) any net after-tax gains or losses attributable to the early extinguishment or conversion of indebtedness, derivative instruments or other long-term liabilities; (7) non-cash gains, losses, income and expenses resulting from the application of fair value accounting to certain derivative instruments as required by Accounting Standards Codification Topic 815 or any related subsequent Accounting Standards Codification Topics; and (8) gains or losses resulting from currency fluctuations.

In addition, to the extent not already included in Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses or charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or sale, conveyance, transfer or disposition of assets not prohibited under this Agreement.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), impairment charges or asset write-off or write-downs, non-cash compensation expense incurred in connection with the issuance of Equity Interests to any director, officer, employee or consultant of such Person or any Subsidiary, and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period); provided that Consolidated Non-cash Charges shall not include the amortization of content library.

“Consolidated Subsidiaries” means, as of any date of determination and with respect to any Person, those Subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Content” means rights to audio/visual content, and any rights in assets related to the acquisition, development, production or licensing of such content, and the products and proceeds thereof.

“Content Acquisition Transaction” means any purchase (which includes the development, production, licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) of any Content by the Borrower or any Subsidiary.

“Content Disposition Transaction” means any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any Content or any rights or assets related thereto, including any transaction (including a borrowing) for purposes of monetizing receivables or other rights to payment arising from any such disposition.

“Content Project Subsidiary” means a Subsidiary formed for the purpose of purchasing (which includes the development, production or licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) or disposing (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of Content, provided that the assets of such Subsidiary are limited to (A) Content with respect to Related Projects, (B) assets and rights arising from any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any such Content, (C) cash and cash equivalents, (D) equity of a Subsidiary that is a Content Project Subsidiary with respect to a Related Project, and (E) other assets and rights related to or reasonably necessary or useful for the purpose of engaging in any such acquisition or disposition of such Content.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests and/or cash.

“Credit Parties” has the meaning set forth in Section 9.12(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” means, as of the date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit enhanced, senior, unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.10(c).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Facilities” means the delayed draw facilities provided to the Borrower pursuant to the Delayed Draw Facilities Credit Agreement.

“Delayed Draw Facilities Credit Agreement” means that certain Senior Unsecured Delayed Draw Term Loan Credit Agreement dated as of the date hereof among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as the administrative agent.

“Disqualified Equity Interests” means, with respect to any Person, Equity Interests of such Person that by their terms (or by terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, the passage of time or otherwise are:

(1) required to be redeemed or redeemable at the option of the holder in whole or in part prior to the Maturity Date for consideration other than Qualified Equity Interests; or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness;

provided, in each case, that (x) only the portion of such Equity Interests which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests, (y) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon a “change of control” or “asset sale” occurring prior to the Maturity Date, and (z) Equity Interests issued to any plan for the benefit of employees of such Person or its subsidiaries or by any plan to such employees will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such Person or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) any Person that has been identified in writing to the Administrative Agent prior to December 4, 2025 as a “Disqualified Institution”, (b) any Person that is a competitor of the Borrower, the Target Business or any of its or their respective Subsidiaries (in each case as reasonably determined by the Borrower) that has been identified in writing either to the Arrangers from time to time after December 4, 2025 and prior to the entry into this Agreement or to the Administrative Agent from time to time after the entry into this Agreement, which supplement shall become effective three (3) Business Days after delivery thereof to the Arrangers or the Administrative Agent (as applicable) and (c) in each case, their Affiliates (other than any bona fide debt fund Affiliates) to the extent such Affiliates are identified in writing to the Arrangers prior to the entry into of this Agreement or are otherwise clearly identifiable as an Affiliate based solely by similarity of such Affiliate’s name to the name of a Person on such list; provided that the foregoing provisions shall not apply retroactively to disqualify any Person if such Person shall have previously acquired an assignment or participation interest (or shall have entered into a trade therefor) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter (it being agreed that the list of Disqualified Institutions may be provided, on a confidential basis, to Lenders and to any potential assignees or participants).

“Documentation Agent” means each of means each of Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, MUFG Bank, Ltd., The Toronto-Dominion Bank, New York Branch, Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, Société Générale, U.S. Bank National Association, Truist Bank, BMO Bank N.A. and Mizuho Bank Ltd.

“dollars”, “Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Subsidiary that is owned (directly or indirectly) by a Foreign Subsidiary of such Person.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any Reportable Event with respect to a Pension Plan; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.14(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.11(a).

“Existing Maturity Date” has the meaning set forth in Section 2.22(a).

“Existing Notes” means the Borrower’s 4.375% Senior Notes due 2026, 3.625% Senior Notes due 2027, 4.875% Senior Notes due 2028, 5.875% Senior Notes due 2028, 4.625% Senior Notes due 2029, 6.375% Notes due 2029, 3.875% Senior Notes due 2029, 5.375% Senior Notes due 2029, 3.625% Senior Notes due 2030, 4.875% Senior Notes due 2030, 4.900% Senior Notes due 2034 and 5.400% Senior Notes due 2054.

“Extending Lender” has the meaning assigned to such term in Section 2.22(b)(ii).

“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement, in each case, entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.) as amended.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent; provided, that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Fee Letter” means each of the Upfront Fee Letter and the Administrative Agent Fee Letter.

“Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance, treasurer or corporate controller or most senior financial officer of the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender whose interest in any Obligation is treated for U.S. federal income tax purposes as owned by a Person that is not a U.S. Person.

“Foreign Subsidiary” means with respect to any Person, any subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of this Agreement (including, for avoidance of doubt, for purposes of determining whether a lease obligation of any Person constitutes a Capital Lease) shall utilize GAAP as in effect on the Signing Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, an agreement or arrangement or series of related agreements or arrangements providing for or in connection with the purchase of assets, securities, services or rights (including, without limitation, a Content Acquisition Transaction) that is entered into in connection with the business of the Borrower or any Subsidiary (including any consent or acknowledgement of assignment, including any assignment of payment obligations and related obligations, and related waivers) shall not constitute a Guarantee, provided payment obligations provided for under such agreements or arrangements are limited to payments for assets, securities, services and rights (including Content) and other ancillary payment obligations customary in such transactions. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.20(c)(i).

“Indebtedness” of any specified Person means any obligation for borrowed money.

For the avoidance of doubt, Indebtedness with respect to any Person only includes indebtedness for the repayment of money provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of such Person or otherwise.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12(a).

“Initial Lien” has the meaning set forth in Section 6.01(a).

“Interest Election Request” has the meaning set forth in Section 2.05(b), which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, with respect to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect, or another period which may be requested by the Borrower and is otherwise agreed to by all the Lenders; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.19(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; and (2) the purchase, acquisition or Guarantee of the Indebtedness or other liability of another Person.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement rating agency appointed by the Borrower, in each case, with a stable or better outlook.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998”, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when required to be reimbursed hereunder or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit for the Borrower pursuant to Section 2.20 in an aggregate principal amount at any one time outstanding not to exceed the amount as agreed between the relevant L/C Issuer and the Borrower in accordance with this Agreement. For the avoidance of doubt, as of the Signing Date, there are no L/C Commitments under this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to any particular Letter of Credit, any Lender selected by the Borrower and consented to by such Lender (upon notice to the Administrative Agent) from time to time to issue such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any law or rule of uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of the ISP and Article 29 of the UCP) or similar terms in the Letter of Credit itself, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a lender party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.20(h).

“Letter of Credit Sublimit” means an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any lien, security interest, mortgage, charge or similar encumbrance; provided, however, that in no event shall an operating lease or a nonexclusive license be deemed to constitute a Lien.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.21, and any other agreement, instrument or document executed after the Signing Date and designated by its terms as a Loan Document.

“Loans” means the Revolving Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations under any Loan Document and (c) the rights of or remedies available to the Agents and the Lenders under the terms of this Agreement.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and other than Indebtedness among the Borrower and its Subsidiaries) of any one or more of the Borrower and its Significant Subsidiaries in a principal amount exceeding $250,000,000.

“Maturity Date” means (i) the earliest of (a) the date that is the third anniversary of the Acquisition Closing Date, (b) the date of termination of the Merger Agreement and (c) the date that is the fifth anniversary of the Signing Date, or (ii) such later date to which the Maturity Date may be extended pursuant to Section 2.22; provided that, if any such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been or are required to be filed with the SEC.

“Merger Agreement” means the Agreement and Plan of Merger dated December 4, 2025, among the Borrower, Nightingale Sub, Inc., New Topco 25, Inc. and the Seller, as in effect on the date hereof, and as may be amended solely in accordance with Section 4.04(c).

“Merger Agreement Representations” means each representation and warranty made by or on behalf of or with respect to the Target Business and its subsidiaries in the Merger Agreement which are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its subsidiaries) have the right (taking into account any applicable notice and cure provisions) to terminate its (or any of its subsidiaries’) obligations to consummate the Acquisition under the Merger Agreement or decline to consummate the Acquisition pursuant to the Merger Agreement, in each case as a result of a breach or inaccuracy of such representations and warranties in the Merger Agreement.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.21(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-extending Lender” has the meaning assigned to such term in Section 2.22(a).

“Non-Extension Notice Date” has the meaning specified in Section 2.20(b)(iii).

“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” has the meaning set forth in Section 2.07(d).

“Obligations” means all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding), including for the avoidance of doubt in respect of the L/C Obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). For the avoidance of doubt, Taxes described in clause (a) of the definition of “Excluded Taxes” constitute Other Connection Taxes.

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“Payment” has the meaning set forth in Section 8.11(a).

“Payment Notice” has the meaning set forth in Section 8.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Liens” means:

(1) Liens on any assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction (which term includes, for avoidance of doubt, development, creation and production) of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price or other acquisition, installation or construction (which term includes, for avoidance of doubt, development, creation and production) costs incurred in connection with the acquisition (including acquisition through merger or consolidation) of any Principal Property, including Capital Lease transactions in connection with any such acquisition and including any purchase money Liens, and (b) Liens existing on any Principal Property at the time of acquisition (including acquisition through merger or consolidation) thereof or at the time of acquisition by the Borrower or any Domestic Restricted Subsidiary of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the Principal Property acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof, accessions thereto and insurance proceeds thereof;

(3) Liens in favor of the Borrower or a Domestic Restricted Subsidiary;

(4) Liens on any Principal Property in favor of the United States of America or any State thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property;

(5) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to securities accounts, deposit accounts or other funds maintained with a creditor depository institution;

(6) Liens for taxes, assessments or other governmental charges (a) not yet overdue for a period of more than 30 days or subject to penalties for non-payment or (b) which are being contested in good faith by appropriate proceedings;

(7) Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, Guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

(8) licenses and sublicenses of intellectual property of the Borrower and its Domestic Restricted Subsidiaries and leases and subleases of property granted to others not in any way interfering in any material respect with the business of the Borrower and its Subsidiaries;

(9) Liens upon specific items of inventory or other goods, documents of title and proceeds of any Person securing such Person’s obligation in respect of letters of credit or banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(10) Liens on stock, partnership or other equity interests in any Joint Venture of the Borrower or any of its Domestic Restricted Subsidiaries or in any Domestic Restricted Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in each case, the Indebtedness secured by such Lien is not secured by a Lien on any other property of the Borrower or any Domestic Restricted Subsidiary;

(11) Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(12) Liens on, and consisting of, deposits made by the Borrower to discharge or defease the Existing Notes, this Agreement or any other Indebtedness;

(13) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums;

(14) easements, rights of way, covenants, restrictions, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and other similar charges and encumbrances and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements;

(16) Liens on (a) assets of a Content Project Subsidiary in connection with (x) Content Acquisition Transactions by such Subsidiary and other Content Acquisition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (y) Content Disposition Transactions by such Subsidiary or other Content Disposition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (b) assets of the Borrower in connection with such transactions, provided, in the case of the Borrower only, such Liens attach solely to the Content acquired in such transaction, the rights arising as a result of the disposition of such Content or rights therein (including receivables and other rights to payment arising from such transaction), other assets related to such Content or such rights and, in each case, the products and proceeds thereof; or

(17) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in clauses (1) through (16) above, inclusive.

For the avoidance of doubt, the inclusion of specific Liens in this definition of “Permitted Liens” shall not create any implication that the obligations secured by such Liens constitute Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Subsidiary or any ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Prime Rate” means the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily represent the lowest or best rate actually charged to any customer or other banks). The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” for the Administrative Agent, means the office of the Administrative Agent as set forth in Section 9.01(a), or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate to Borrower and each Lender upon two Business Days’ written notice.

“Principal Property” means, with respect to any Person, all of such Person’s interests in any kind of property or asset (including the capital stock in and other securities of any other Person), except such as the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of the Borrower and its Consolidated Subsidiaries taken as a whole) not to be material to the business of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries or its or their securities.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of the intention by the Borrower or a stockholder of the Borrower, as applicable, to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as the Debt Rating of the Borrower, as noted by the applicable rating agency, is under publicly announced consideration for downgrade by the applicable rating agency.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Projects” means (i) a specified project or a series of projects (e.g., a television series and subsequent seasons of such series), (ii) a project and any derivative works related to such project, and (iii) a group of projects pursuant to a commercial agreement or other arrangement (including a development, production or licensing agreement or arrangement) that provides for or includes such group of projects (e.g., a “slate”).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning set forth in Section 8.07(b).

“Replacement Lender” has the meaning assigned to such term in Section 2.22(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived by regulation.

“Representatives” has the meaning set forth in Section 9.12(a).

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the Aggregate Total Exposures at such time. The Revolving Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning assigned to such term in Section 2.22(a).

“Responsible Officer” means any of the President, Co-Chief Executive Officer, Senior Vice President and the most senior financial officer from time to time of the Borrower, or any person designated by the Borrower in writing to the Administrative Agent from time to time, acting singly.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to (a) make Revolving Loans hereunder and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or the Assignment and Assumption pursuant to which it purchased such commitment, as such commitment may be (i) reduced from time to time pursuant to Section 2.06 or (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Revolving Commitments on the Signing Date is $5,000,000,000.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sanctioned Entity” means, at any time, (a) a country, region or territory which is the subject or target of comprehensive Sanctions (including, without limitation, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea Region of the Ukraine, the Zaporizhzhia and Kherson regions of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), or (b) an agency of the government of a country or an organization directly or indirectly controlled by a country or its government that is subject to or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanctions including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or Global Affairs Canada, the Hong Kong Monetary Authority or the Australian Department of Foreign Affairs and Trade, (b) any Person located, organized or resident in a country, region or territory which is a Sanctioned Entity, or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the Government of Canada or any agency thereof, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or the Australian Department of Foreign Affairs and Trade.

“Scheduled Unavailability Date” has the meaning specified in Section 2.11(b).

“SEC” means the U.S. Securities and Exchange Commission, from time to time constituted, created under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Warner Bros. Discovery, Inc., a Delaware corporation.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Borrower as defined under clauses (1) or (2) of Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Signing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) (which date is December 19, 2025).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Solvency Certificate” means a solvency certificate in substantially the form of Exhibit E as attached hereto.

“Specified Event of Default” means an Event of Default of the type described in Section 7.01(a) or (b) or, with respect to the Borrower, a Bankruptcy Event.

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 3.01 (with respect to the Borrower only), Section 3.02 (with respect to the Borrower only), Section 3.03(c), Section 3.04(c), Section 3.08 (with respect to the Borrower only), Section 3.09, Section 3.11(c) (solely with respect to the use of the proceeds of the Loans), and the first sentence of Section 3.12 (solely with respect to the use of the proceeds of the Loans).

“Spinco Business” has the meaning given to that term in the Merger Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such Person or a Subsidiary of such Person. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Borrower.

“Successor Rate” has the meaning specified in Section 2.11.

“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Syndication Agent” means each of BNP Paribas and HSBC Bank USA, National Association.

“Target Business” means the streaming and studio businesses being acquired from the Seller pursuant to the Merger Agreement.

“Target Refinancing” means the refinancing of all or any portion of the Indebtedness of the Target Business and/or its Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan, refers to whether such Loan bears interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited of the Term SOFR Reference Rate, or a successor administrator selected by the Administrative Agent in its reasonable discretion.

“Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Term SOFR Rate as so determined shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Loan for any tenor comparable to the applicable interest period, the rate per annum published by the Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Date” has the meaning set forth in Section 9.04(b)(ii)(G).

“Transactions” means the execution, delivery and performance by the Borrower of each Loan Document and the borrowing of Loans.

“Type” means, when used in reference to any Revolving Loan or Borrowing, whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any standby Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” has the meaning specified in Section 2.20(c)(i).

“Upfront Fee Letter” means that certain Credit Facilities Upfront Fee Letter dated December 4, 2025, among the Borrower and the Arrangers.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S.” and “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein (including as provided in the proviso in the definition of “GAAP” and as provided in the definition of “Indebtedness”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Signing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended to account for any such change following good faith negotiations between the Borrower and the Administrative Agent.

Section 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Term SOFR Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life thereof at such time.

ARTICLE 2

THE CREDITS

Section 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans exceeding such Lender’s Revolving Commitment, (b) the Total Outstandings exceeding the Aggregate Commitments or (c) the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Revolving Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required hereby.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Subject to Section 2.20(c)(i), at the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or other electronic transmission (a) in the case of a Term SOFR Borrowing (i) on any date other than the Acquisition Closing Date, not later than 1:00 p.m. (New York City time), three (3) Business Days before the date of the proposed Borrowing and (ii) on the Acquisition Closing Date, not later than 8:00 a.m. (New York City time), two (2) Business Days before the Acquisition Closing Date or (b) in the case of an ABR Borrowing (i) on any date other than the Acquisition Closing Date, not later than 11:00 a.m. (New York City time), on the date of the proposed Borrowing and (ii) on the Acquisition Closing Date, not later than 5:00 p.m. (New York City time), one (1) Business Day before the Acquisition Closing Date. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Term SOFR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term SOFR Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. noon New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

Section 2.05 Interest Elections.

(a) Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the limitation set forth in Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Revolving Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (excluding any reference to Section 2.03(a)(ii) or Section 2.03(b)(ii)). Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission to the Administrative Agent of a written request (an “Interest Election Request”) signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Term SOFR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each partial reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment hereunder, the Total Outstandings would exceed the total Revolving Commitments, (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess and (iv) any reduction in the Letter of Credit Sublimit shall be made ratably among the L/C Issuers in accordance with their respective L/C Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.07 Repayment of Revolving Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement. In the event of any conflict between the entries made in the accounts maintained by the Lender pursuant to paragraph (a) of this Section and the entries made in the accounts maintained by the Administrative Agent pursuant to paragraph (b) of this Section, the entries made in the accounts maintained by the Administrative Agent pursuant to paragraph (b) of this Section shall prevail (absent manifest error).

(e) Any Lender may request that Revolving Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit B attached hereto. Thereafter, the Revolving Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy, other electronic transmission or delivery of written notice), telecopy or other electronic transmission of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, if SOFR Loans are to prepaid, the Interest Period of such Loans; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c) If at any time the Aggregate Total Exposure exceeds the total Revolving Commitments then in effect, the Borrower shall promptly prepay the Revolving Loans to the extent necessary so that the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect.

Section 2.09 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the actual daily difference between (x) the Aggregate Commitments then in effect and (y) the Aggregate Total Exposure (taking into account any voluntary reductions of the Aggregate Commitments in accordance with Section 2.06), during the period commencing on the earlier of (i) April 3, 2026 and (ii) the Effective Date, and ending on and excluding the date on which the Aggregate Commitments terminate. Fees under this Section 2.09(a) accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth Business Day following such last day and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. All fees under this Section 2.09(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Aggregate Commitments terminate).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest.

(a) The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of a Specified Event of Default and, at the request of Required Lenders, any other Event of Default, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period (unless such prepayment is on account of a termination of the Revolving Commitments)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(f) With respect to SOFR and Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.11 Inability to Determine Rates; Successor Rates; Illegality. Subject to Section 2.19, if on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13. Subject to Section 2.19, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(c) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Signing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue any Term SOFR Borrowing, or to convert ABR Borrowings to Term SOFR Borrowings (if applicable) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), with respect to SOFR Loans of such Lender, convert all such SOFR Loans of such Lender to ABR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.13 in connection with such payment). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

Section 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the applicable L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise) then, upon the request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any L/C Issuer determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments hereunder or the Loans made by such Lender, or the Letters of Credit issued by such L/C Issuer or participations therein, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof; provided that a Lender shall not be entitled to any compensation pursuant to this Section 2.12 to the extent such Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.

(d) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes.

(a) For purposes of this Section 2.14, the term “applicable law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, (ii) the applicable Withholding Agent shall provide notice to Borrower of such withholding and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding of such Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(d) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties and interest to the extent incurred as a result of the gross negligence or willful misconduct of the Recipient, as determined by a final, non-appealable judgment of a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) executed copies of IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(d) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h ) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, as applicable, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-Off.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (x) an assignment required pursuant to this Section 2.16 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 4.03 or Section 4.04 (as applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(C) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(D) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (C) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender, (y) pay to the L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) All or any part of a Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c) If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(d) If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 [Reserved].

Section 2.19 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.20 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the Lenders set forth in this Section 2.20, from time to time on any Business Day during the Availability Period, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, as specified by the Borrower in requesting such Letter of Credit, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of all L/C Obligations of any L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.20(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Commitment Expiration Date, unless all the Lenders have approved such expiry date.

(iii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing, amending or extending such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Signing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Signing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) An L/C Issuer shall not issue any amendment to any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) An L/C Issuer shall be under no obligation to issue any amendment to any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi) An L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 8 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 8 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit or amendment, as the case may be, shall be issued upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer. The Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of issuance thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance of the applicable Letter of Credit or amendment, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit or the applicable amendment for the account of the Borrower (or the applicable Subsidiary), as the case may be, in each case, in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit and each amendment increasing the amount of a Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Commitment Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if:

(A) such L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Sections 2.20(a)(ii) or 2.20(a)(iii) (other than Section 2.20(a)(iii)(E)) or otherwise), or

(B) it has received notice (which may be by telephone or in writing) on or before the day that is fifteen Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than (A) the same Business Day if the Borrower receives such notice of drawing prior to 10:00 a.m. (New York City time) on such Business Day, or (B) the Business Day immediately following the day that the Borrower receives such notice if such notice is received later than 10:00 a.m. (New York City time) on such day (each date of reimbursement referred to in clauses (A) and (B), an “Honor Date”). If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Borrowing Request). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.20(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall promptly upon receipt of any notice pursuant to Section 2.20(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, in an amount equal to its Applicable Percentage of the Unreimbursed Amount, whereupon, subject to the provisions of Section 2.20(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.20(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.20.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.20(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.20(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.20(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.20(c) as specified in Section 2.20(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.20(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.20(d)(i) is required to be returned (including pursuant to any settlement entered into by such L/C Issuer in its reasonable discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provision therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a document that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vii) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.20(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower which the Borrower proves in a final non-appealable judgment by a court of competent jurisdiction were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may, in its sole discretion, accept documents that appear on their face to be in substantial compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit. Notwithstanding the foregoing, an L/C Issuer shall not be responsible to the Borrower for, and such L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, as applicable.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees accrued through and including the last day of each March, June, September and December shall be (i) due and payable on the fifteenth Business Day following such last day, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Commitment Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. All Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.125% (or such other amount as agreed between the Borrower and such L/C Issuer) computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fees accrued through and including the last day of each March, June, September and December shall be due and payable on the fifteenth Business

Day following such last day, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Commitment Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable promptly following demand and are nonrefundable. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Resignation of an L/C Issuer. Notwithstanding anything to the contrary contained herein, upon 30 days’ notice to the Administrative Agent, the Borrower and the Lenders, an L/C Issuer may resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder with the consent of such Lender and the Required Lenders; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer. The resigning L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.20(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(m) Reporting of Letter of Credit Information. (i) Not later than the fifth Business Day following the last day of each calendar month, and (ii) each date that an L/C Credit Extension occurs with respect to any Letter of Credit, each L/C Issuer shall deliver to the Administrative Agent a report, appropriately completed with the information for every Letter of Credit issued by such L/C Issuer that is outstanding hereunder.

Section 2.21 Cash Collateral.

(a) Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that is not repaid when due, (ii) as of the Letter of Credit Commitment Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 7.01, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately on the Business Day that the Borrower receives any notice or request by the Administrative Agent, the Required Lenders or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(b) and any Cash Collateral provided by the Defaulting Lender) plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Bankruptcy Event.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a blocked, non-interest bearing deposit account at Wells Fargo Bank, National Association. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.20, 2.17 or 7.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii)(F))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.22 Extension of Maturity Date.

(a) The Borrower may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), no later than 60 days in advance of each anniversary of the Effective Date, request that the Lenders extend the Maturity Date in effect at such time (the “Existing Maturity Date”) to the first anniversary of such

Existing Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Borrower, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date (i) may be extended no more than two times pursuant to this Section 2.22, (ii) may not be extended more than once in any twelve-month period and (iii) shall, in no event, after giving effect to any such extension, be later than five (5) years from the effectiveness of such extension.

(b) (i) If, by the Response Date, Lenders holding Revolving Commitments that aggregate 50% or more of the total Revolving Commitments shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Revolving Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension. (ii) If (and only if), by the Response Date, Lenders holding Revolving Commitments that aggregate more than 50% of the total Revolving Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective on and as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.22(d)). In the event of such extension, the Revolving Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.22(c) below, the total Revolving Commitments hereunder shall be reduced by the Revolving Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date.

(c) In the event of any extension of the Existing Maturity Date pursuant to Section 2.22(b)(ii), the Borrower shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.12, Section 2.13, Section 2.14 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Borrower, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each L/C Issuer (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the L/C Issuers would be required to effect an assignment under Section 9.04(b), (ii) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount of Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d) As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.22(b)(ii), the Borrower shall (i) deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Maturity Date signed by a Financial Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, each of the conditions set forth in Sections 4.03(a) and 4.03(b) shall be satisfied and (ii) first make such prepayments of the outstanding Loans and second provide such Cash Collateral (or make such other arrangements satisfactory to the applicable L/C Issuer) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Revolving Commitments of the Non-extending Lenders pursuant to Section 2.22(b) and any assignment pursuant to Section 2.22(c), the aggregate Revolving Credit Exposure less the available balance of any Letter of Credit supported by any such Cash Collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Revolving Commitments being extended.

(e) For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.22 and (ii) the operation of this Section 2.22 in accordance with its terms is not an amendment subject to Section 9.02.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Significant Subsidiaries is duly organized and validly existing, is (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in (to the extent the concept is applicable in such jurisdiction), every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. The Borrower has duly executed and delivered each of the Loan Documents, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (ii) any reports required by the Borrower to be filed with the SEC pursuant to the Exchange Act, and (iii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (e) will not result in the creation or imposition of any Lien other than in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change; Solvency.

(a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for (x) the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024, in each case, audited by Ernst & Young LLP, independent public accountants and (y) the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2024, no event, development or circumstance exists or has occurred that has had a material adverse effect on the business, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to consummate the Transactions.

(c) Solely as of each of the (i) Signing Date and (ii) Acquisition Closing Date, and immediately after the consummation of the Transactions on such dates (and, in the case of the Acquisition Closing Date, the consummation of the Acquisition), the Borrower represents and warrants that, with respect to the Borrower and its Subsidiaries on a consolidated basis, (x) the sum of the liabilities of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis; (y) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, on a consolidated basis, and (z) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred, and do not believe that they will incur, debts beyond the ability of the Borrower and its subsidiaries (on a consolidated basis) to pay such debts as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.05 Intellectual Property. Each of the Borrower and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, software, domain names, trade secrets, know-how and other similar proprietary or intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing, material to or necessary to its business as currently conducted, and the operation of such business or the use of any of the foregoing intellectual property rights by the Borrower and its Significant Subsidiaries does not infringe upon, misappropriate, or otherwise violate the intellectual property rights of any other Person, except for any such failures to own or be licensed to use, and such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Significant Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Significant Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Compliance with Laws; No Default. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. The Borrower is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09 Margin Stock. None of the Borrower or any Subsidiary is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.

Section 3.10 Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Significant Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Significant Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Significant Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11 Anti-Terrorism Law.

(a) To the extent applicable, neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering in any material respect, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).

(b) None of (x) the Borrower, any of its Subsidiaries or any of the Borrower’s officers, (y) to the knowledge of the Borrower, any of the officers of any of the Borrower’s Subsidiaries or (z) to the knowledge of the Borrower, any of the directors or employees of the Borrower or its Subsidiaries, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(iv) a Sanctioned Entity or a Sanctioned Person.

(c) The Borrower will not use, and will not permit any of its Subsidiaries to use, directly or indirectly, the proceeds of the Loans or lend or contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, for the purpose of financing the activities or any business of any Person described in Section 3.11(b)(i)-(iv) above or in any other manner that would result in a violation of any Anti-Terrorism Laws or applicable Sanctions by any Person (including any Person participating in the Loans, whether as administrative agent, arranger, issuing bank, lender, underwriter, advisor, investor or otherwise).

(d) The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and the officers of the Borrower, and, to the knowledge of the Borrower, each of the officers of any of the Borrower’s Subsidiaries and each of the directors and employees of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions in all material respects.

Section 3.12 FCPA; Sanctions. No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or, to the Borrower’s or any Subsidiary’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity or subject of Sanctions, except to the extent authorized under Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Neither the Borrower nor any of its Subsidiaries has, in the past five years, knowingly engaged in, or is now knowingly engaged in, transactions with any Person or in any country or territory in violation of applicable Sanctions in any material respect.

ARTICLE 4

CONDITIONS

Section 4.01 Signing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (it being understood for the avoidance of doubt that extensions of credit hereunder shall be subject to (i) the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.02 and (ii) the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.03 or Section 4.04, as applicable):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which the Borrower is a party, signed on behalf of the Borrower.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Signing Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors (or comparable governing body) of the Borrower approving the transactions contemplated by the Loan Documents and the execution and delivery of such Loan Documents to be delivered by the Borrower on the Signing Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Borrower and authorization of the transactions contemplated hereby.

(d) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to be delivered by the Borrower on the Signing Date and the other documents to be delivered hereunder on the Signing Date.

(e) The Administrative Agent shall have received a Solvency Certificate, dated the Signing Date from a Financial Officer of the Borrower.

(f) The Administrative Agent shall have received a certificate, dated the Signing Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming (i) compliance with the conditions set forth in clauses (j) and (k) below as of the Signing Date and (ii) that the Bridge Commitments have been permanently reduced on a dollar-for-dollar basis in an amount equal to the Aggregate Commitments on the Signing Date (after giving effect to the Transactions on such date).

(g) The Administrative Agent shall have received a good standing (or equivalent) certificate as of the Signing Date for the Borrower from its jurisdiction of organization.

(h) (i) The Administrative Agent, for the account of each Lender at the time of such payment, shall have received an upfront fee in an amount as set forth in Section 1(a)(a) of the Upfront Fee Letter (which fees were separately disclosed to the Lenders in writing prior to the Signing Date) and which is, pursuant to the Upfront Fee Letter, payable on the Signing Date and (ii) the Administrative Agent and the Arrangers shall have received all other fees required to be paid by the Borrower on the Signing Date (including the fees set forth in the Administrative Agent Fee Letter), and all expenses required to be reimbursed by the Borrower for which invoices have been presented prior to the Signing Date, on or before the Signing Date.

(i) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note at least two Business Days in advance of the Signing Date.

(j) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Signing Date, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to Section 5.01(b), to year-end audit adjustments), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects.

(k) At the time of and immediately after the Signing Date, no Default or Event of Default shall have occurred and be continuing.

(l) The Administrative Agent or each requesting Lender shall have received at least three Business Days prior to the Signing Date, to the extent reasonably requested by the Administrative Agent or such Lender at least six Business Days prior to the Signing Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) a Beneficial Ownership Certification in relation to the Borrower if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(m) Since December 31, 2024, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Signing Date and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that is a party hereto on the Signing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to each of the proposed Signing Date specifying its objection thereto.

Section 4.02 Effective Date. The obligations of the Lenders to make Loans hereunder and of the L/C Issuers to issue, extend or increase Letters of Credit hereunder shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (in addition to the conditions set forth in Section 4.03 or Section 4.04, as applicable):

(a) The Signing Date shall have occurred.

(b) The Administrative Agent, for the account of each Lender at the time of such payment, shall have received an upfront fee in an amount as set forth in Section 1(a)(b) of the Upfront Fee Letter (which fees were separately disclosed to the Lenders in writing prior to the Signing Date) and which is, pursuant to the Upfront Fee Letter, payable on the Effective Date.

Section 4.03 Each Credit Event . The obligation of each Lender to make a Loan on the occasion of any Borrowing and the obligation of each L/C Issuer to issue, extend or increase any Letter of Credit, is subject to the satisfaction of the following conditions (provided that, the obligation of each Lender to make a Loan and the obligation of each L/C Issuer to issue, extend or increase Letters of Credit hereunder, in each case, on the Acquisition Closing Date for the purposes set forth in clause (y) of Section 5.07, shall not be subject to the satisfaction or waiver of any condition set forth in this Section 4.03 and shall be subject solely to the satisfaction (or waiver in accordance with Section 9.02 hereof) of the conditions expressly set forth in Section 4.04)):

(a) The representations and warranties of the Borrower set forth in this Agreement (other than, at any time following the Signing Date, the representations and warranties contained in Section 3.04(b) and Section 3.06) and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to Section 5.01(b), to year-end audit adjustments), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects.

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request and such other documentation and assurances as shall be reasonably required by it in connection therewith.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.03 have been satisfied as of the date thereof. Notwithstanding anything to the contrary herein, a conversion of a Borrowing to a different Type or a continuation of a Borrowing shall not be deemed to constitute a Borrowing for purposes of this Section 4.03.

Section 4.04 Acquisition Closing Date. The obligations of the Lenders to make Loans hereunder and of the L/C Issuers to issue, extend or increase Letters of Credit hereunder, in each case, on the Acquisition Closing Date for the purposes set forth in clause (y) of Section 5.07, shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (subject, in each case, to the Limited Conditionality Provision):

(a) The Signing Date and the Effective Date shall have occurred (and the Administrative Agent and each of the Lenders hereby acknowledge that the Signing Date has occurred on December 19, 2025).

(b) The Administrative Agent shall have received:

(i) (A) a customary closing certificate, dated the Acquisition Closing Date and signed on behalf of the Borrower by a Responsible Officer of the Borrower, as to the satisfaction of the conditions set forth in clauses (c), (e) and (h) below, (B) a customary secretary’s certificate of the Borrower (which may be provided by the assistant secretary of the Borrower), dated the Acquisition Closing Date, certifying the corporate and organizational documents of the Borrower (or confirming there have been no changes to the corporate and organizational documents of the Borrower provided pursuant to Section 4.01(c)), (C) a customary good standing certificate of the Borrower, and (D) a Borrowing Request (it being understood that the certificates and Borrowing Request required pursuant to this clause (i) shall not be required to contain any representations or warranties or statement about the absence of any default or Event of Default); and

(ii) a Solvency Certificate, dated the Acquisition Closing Date from a Financial Officer of the Borrower.

(c) The Acquisition shall, substantially concurrently with the funding of the Loans on the Acquisition Closing Date, be consummated in all material respects pursuant to the Merger Agreement, and no provision thereof shall have been amended or waived, and no consent shall have been granted under the Merger Agreement, without the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed; it being understood that each Arranger shall be deemed to have consented to such amendment, waiver or consent unless it shall object in writing thereto within two Business Days of being notified of such amendment, waiver or consent) if such amendment, waiver or consent is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (i) amendments, waivers and other changes to the definition of “Company Material Adverse Effect” in the Merger Agreement, and consents given pursuant to such definition, shall in each case be deemed to be materially adverse to the Lenders, (ii) any modification, amendment or express waiver or consent by the Borrower that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is not funded with the proceeds of indebtedness or is not in excess of 10% of the purchase price and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such reduction is less than 10% of the purchase price or, if equal to or greater than 10% (but in any event less than 20%) of the purchase price, such amount so equal to or greater than 10% (but in any event less than 20%) is allocated to reduce the Bridge Commitments (or, if no Bridge Commitments shall remain outstanding, commitments under the Delayed Draw Facilities) (which, for the avoidance of doubt, will not require the prior written consent of the Arrangers or any other person), (iii) any fluctuation in per share value of the equity consideration component of the consideration under the Merger Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Merger Agreement and (iv) any adjustment to the consideration for the Acquisition effected pursuant to the Merger Agreement, as in effect on December 4, 2025, will be deemed not to be material and adverse to the interests of the Lenders).

(d) The Administrative Agent shall have received the (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Seller (to the extent Borrower has received the same under the Merger Agreement), for the three most recently completed fiscal years ended at least 60 days before the Acquisition Closing Date, (ii) unaudited condensed consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Seller (to the extent Borrower has received the same under the Merger Agreement), for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 40 days before the Acquisition Closing Date; provided that, for purposes of clauses (i) and (ii) above, filing with the SEC of the required financial statements by the Borrower or the Seller will satisfy the foregoing applicable requirements and (iii) pro forma financial statements of the Borrower, giving effect to the Acquisition and, if not reflected in the historical financial statements of the Seller referred to in clauses (a) and (b) above, the separation of the Spinco Business, as applicable, as would be required to be included in a public offering of debt or equity (or equity-linked) securities registered with the SEC under the Securities Act or as required by Regulation S-K and Regulation S-X or any other applicable accounting rules and regulations of the SEC; provided that to the extent such pro forma financial statements are filed by the Borrower, the Spinco Business or the Seller with the SEC, the condition set forth in this clause (iii) shall be deemed satisfied. As of the Signing Date, the Administrative Agent hereby acknowledges receipt of the financial statements referred to in clause (i) above for Borrower and the Seller in respect of the fiscal years ended on or about December 31, 2022, December 31, 2023 and December 31, 2024 and the financial statements referred to in clause (ii) above for Borrower and the Seller in respect of the fiscal quarters ended on or about March 31, 2025, June 30, 2025 and September 30, 2025.

(e) (i) Each of the Merger Agreement Representations shall be true and correct in all material respects, in each case, as of the Acquisition Closing Date (although any Merger Agreement Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), solely to the extent required by the Limited Conditionality Provision; and (ii) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by a material adverse effect or other materiality qualifier), in each case, as of the Acquisition Closing Date (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(f) The Administrative Agent shall have received, at least three (3) Business Days prior to the Acquisition Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing by either the Administrative Agent or by the Arrangers at least ten (10) Business Days prior to the Acquisition Closing Date and required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act (including a Beneficial Ownership Certification from the Borrower in respect of the Beneficial Ownership Regulation); provided that all requests for such documentation and information shall be made no less than ten (10) Business Days before the Acquisition Closing Date.

(g) (i) All fees due and payable to the Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders pursuant to any Fee Letter and required to be paid on or prior to the Acquisition Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the funding of the Loans and (ii) all expenses due and payable to the Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders hereunder shall have been paid or shall have been authorized to be deducted from the proceeds of the funding of the Loans, so long as any such expenses have been invoiced not less than three (3) Business Days prior to the Acquisition Closing Date (except as otherwise reasonably agreed by the Borrower).

(h) Since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Merger Agreement as in effect on December 4, 2025).

Notwithstanding anything in this Agreement, any other Loan Document or in any other letter agreement or otherwise to the contrary: (a) the only representations and warranties the making of which shall be a condition to the making of Loans and/or the issuance, extension or increase of Letters of Credit under this Section 4.04, in each case on the Acquisition Closing Date, shall be (i) the Merger Agreement Representations and (ii) the Specified Representations, and (b) the terms of this Agreement and each other Loan Document shall be in a form such that they do not impair the availability of such Loans and Letters of Credit on such date if the conditions expressly set forth in this Section 4.04 are satisfied (or waived in accordance with Section 9.02). Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the only conditions to the availability and funding of the Loans on the Acquisition Closing Date are set forth in this Section 4.04 and, in each case, limited on such date as indicated herein. This paragraph, and the provisions in this paragraph, shall be referred to as the “Limited Conditionality Provision”.

The Administrative Agent shall notify the Borrower and the Lenders of the Acquisition Closing Date and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that is a party hereto on the Acquisition Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.04 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Acquisition Closing Date specifying its objection thereto.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts and Obligations payable hereunder shall have been paid in full (other than contingent indemnification and other contingent obligations not then due and L/C Obligations with respect to Letters of Credit that have been Cash Collateralized or otherwise backstopped pursuant to arrangements satisfactory to the applicable L/C Issuer), the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) commencing with the fiscal year ending December 31, 2025, within the later of (i) 90 days after each fiscal year end of the Borrower and (ii) five (5) Business Days after the date on which the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any permitted extensions, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth, in each case, in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Revolving Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the fiscal quarter ended March 31, 2026, within the later of (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) five (5) Business Days after the date on which the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any permitted extensions, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03 and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly (within 15 days) after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, in each case, that is not otherwise required to be delivered to the Administrative Agent pursuant hereto.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on any investor relations page at http://ir.netflix.net (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following of which a Responsible Officer of the Borrower obtains knowledge:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of an ERISA Event that would reasonably be expected to result in a Material Adverse Effect, and promptly and in any event within 30 days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall such notice be given later than the occurrence of the ERISA Event.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights (charter and statutory), licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit (x) any merger, consolidation, liquidation, dissolution, sale, transfer or other disposition permitted under Section 6.02; (y) any sale, transfer or other disposition of any rights (charter and statutory), licenses, permits, privileges or franchises in the ordinary course of business; or (z) the expiration, termination, or lapse of any rights (charter and statutory), licenses, permits, privileges or franchises in accordance with their terms or expiration, termination, or lapse of any rights (charter and statutory), licenses, permits, privileges or franchises, or the discontinuance of the existence of any such Subsidiary, where the Borrower has determined, in good faith, that the preservation, renewal or maintenance of such right (charter and statutory), license, permits, privileges or franchises, or the existence of such Subsidiary, is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole (which, for the avoidance of doubt, shall not constitute a Material Adverse Effect), and (ii) none of the Borrower or any of its Significant Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges or franchises where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it, upon its income or profits, or upon any properties or operations that, if unpaid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and to the extent required by GAAP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare the Borrower’s consolidated financial statements in accordance with GAAP.

Section 5.06 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, including without limitation ERISA, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and use reasonable measures to enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.

Section 5.07 Use of Proceeds. The proceeds of the Loans will be used on and after the Effective Date (x) for working capital and general corporate purposes and (y) on the Acquisition Closing Date (i) to pay the cash portion of the purchase price in connection with the Acquisition, (ii) to pay fees, costs and expenses incurred in connection with the consummation of the Acquisition and the incurrence by the Borrower of Indebtedness to finance the Acquisition and (iii) at the option of the Borrower, to effect the Target Refinancing. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses and other amounts and Obligations payable hereunder have been paid in full (other than contingent indemnification and other contingent obligations not then due and L/C Obligations with respect to Letters of Credit that have been Cash Collateralized or otherwise backstopped pursuant to arrangements satisfactory to the applicable L/C Issuer), the Borrower covenants and agrees with the Lenders that:

Section 6.01 Liens.

(a) The Borrower will not, and will not permit any of its Domestic Restricted Subsidiaries, to enter into, create, incur or assume any Lien on any Principal Property, whether now owned or hereafter acquired, in order to secure any Indebtedness (the “Initial Lien”), without effectively providing that the Obligations shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the Signing Date;

(2) Liens granted after the Signing Date created in favor of the Agent and the Lenders securing the Obligations;

(3) Liens created in substitution of, or as replacements for, any Liens described in clauses (1) and (2) above; provided that based on a good faith determination of one of the Borrower’s Financial Officers, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and

(4) Permitted Liens.

(b) Notwithstanding Section 6.01(a), the Borrower or any Domestic Restricted Subsidiary may, without equally and ratably securing the Obligations, create or incur Liens which would otherwise be subject to the restrictions set forth in Section 6.01(a) if after giving effect thereto, Aggregate Lien Amount does not exceed an amount equal to the greater of (a) $7,000,000,000, and (b) 15.00% of Consolidated Total Assets of the Borrower for the Measurement Period immediately preceding the date of the creation or incurrence of the Lien. The Borrower or any Domestic Restricted Subsidiary also may, without equally and ratably securing the Obligations, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 6.02 Fundamental Changes. The Borrower will not (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) to another Person or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation.

Section 6.03 Financial Covenant. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters ending after the Signing Date, of (x) Consolidated EBITDA to (y) Consolidated Interest Expense, for any Measurement Period ended on such date, to be less than 3.00:1.00.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default.

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any L/C Obligation or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that, in each case, to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.07 or in Article 6;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Significant Subsidiary shall fail to make any payment of principal in an amount in excess of $250,000,000 in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or requiring the prepayment, repurchase, redemption or defeasance thereof, in each case, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer to, repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any event or condition giving rise to any redemption, repurchase, conversion or settlement (or right to redeem, require repurchase, convert or settle) with respect to any Convertible Notes pursuant to its terms unless such redemption, repurchase, conversion or settlement (i) results from a default thereunder or an event of the type that constitutes an Event of Default or (ii) results from the occurrence of a “fundamental change” or “change of control” thereunder that requires cash payment thereon or cash redemption thereof or (z) an early payment requirement, unwinding or termination with respect to any Swap Contract except an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Significant Subsidiary, or another event of the type that would constitute an Event of Default;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue unstayed or undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as may otherwise be permitted under Section 6.02, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in excess of $250,000,000 in the aggregate shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof (to the extent not paid or covered by (a) a reputable and solvent independent third-party insurance company which has not disputed coverage in writing, (b) escrow funds held for the benefit of the Borrower or any Significant Subsidiary as to which the applicable trustee has not disputed the availability of such funds for the Borrower or such Significant Subsidiary in connection with such judgment or (c) contractual indemnification in favor of the Borrower or such Significant Subsidiary from third parties that have not disputed responsibility in writing) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment and such action shall not be effectively stayed for a period of 60 consecutive days;

(l) one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or

(n) a Change of Control Triggering Event shall have occurred;

then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments of each Lender and any obligation of each L/C Issuer to make L/C Credit Extensions, and thereupon the Revolving Commitments and such obligation shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and (iv) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents, and, in the case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01, the Revolving Commitments of each Lender and the obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind and without further act of the Administrative Agent or any Lender, all of which are hereby waived by the Borrower.

Section 7.02 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized, as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable pursuant to Sections 2.12 and 2.14) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and fees payable to the Lenders and the applicable L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.12 and 2.14));

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and other fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the applicable L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the applicable L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them and (B) to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.20 and 2.21, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification and other contingent obligations not then due), to the Borrower or as otherwise required by law.

Subject to Section 2.20(c) and Section 2.21, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to subclause (B) of clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 8

THE AGENTS

Section 8.01 Appointment of the Administrative Agent. Each Lender and each L/C Issuer hereby irrevocably designates and appoints Wells Fargo Bank, National Association as the Administrative Agent hereunder and under the other Loan Documents, and each Lender and each L/C Issuer hereby authorizes Wells Fargo Bank, National Association to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents, Lenders, L/C Issuers, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions thereof (except as expressly set forth in Section 8.07). In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and L/C Issuers and does not assume and shall not be deemed to have assumed, and the use of the term “agent” (or any similar term) herein or in any other Loan Documents is not intended to connote, any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. As of the Signing Date, no Arranger in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. Each Arranger may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

Section 8.02 Powers and Duties. Each Lender and each L/C Issuer irrevocably authorizes each Agent to take such action on such Lender’s or such L/C Issuer’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Anything herein to the contrary notwithstanding, each Agent shall have only those powers, duties and responsibilities expressly set forth in this Agreement or any of the other Loan Documents except in its capacity, as applicable, as the Administrative Agent or a Lender or L/C Issuer hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its Related Parties. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender, any L/C Issuer or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 8.03 General Immunity.

(a) No Agent nor any of its Related Parties shall be (i) responsible to any Lender or L/C Issuer for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or L/C Issuers or by or on behalf of the Borrower to any Agent or any Lender or L/C Issuer in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, (ii) required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or (iii) required to make any disclosures with respect to the foregoing. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or L/C Issuer or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. No Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) No Agent nor any of its Related Parties shall be liable to Lenders or L/C Issuers for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Person’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender or L/C Issuer shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).

Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent, provided that any such appointment of a sub-agent, other than to a Lender or L/C Issuer or an Affiliate of a Lender or L/C Issuer (other than any Disqualified Institution), shall require the express written consent of the Borrower and provided that, for the avoidance of doubt, each sub-agent shall become bound by, and subject to Section 9.12. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any of the Related Parties of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and its Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower, the Lenders and the L/C Issuers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent that appointed it and not to the Borrower, any Lender, any L/C Issuer or any other Person and neither the Borrower nor any Lender, L/C Issuer or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

(c) No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or L/C Issuer or prospective Lender or Participant or L/C Issuer is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Revolving Commitments or Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 8.04 Administrative Agent Entitled to Act as Lender and L/C Issuer. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or as an L/C Issuer hereunder. With respect to its participation in the Loans or L/C Obligations, each Agent shall have the same rights and powers hereunder as any other Lender or L/C Issuer, as the case may be, and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “L/C Issuer” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or as an L/C Issuer, as applicable. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders or L/C Issuers.

Section 8.05 Lenders’ and L/C Issuers’ Representations, Warranties and Acknowledgments.

(a) Each Lender and each L/C Issuer expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender or L/C Issuer. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or L/C Issuers or to provide any Lender or L/C Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of any Letters of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders or L/C Issuers.

(b) Each Lender or L/C Issuer, as applicable, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loans, if applicable, on or after the Signing Date (including on the Acquisition Closing Date), shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or the Lenders or any L/C Issuer, as applicable, on the Signing Date or the effective date of such Assignment and Assumption.

Section 8.06 Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Borrower under Section 9.03(a) or Section 9.03(b), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) shall constitute gross negligence or willful misconduct). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07 Successor Administrative Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders, the L/C Issuers and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the written consent of the Borrower and the written consent of the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders and the acceptance of being the Administrative Agent by such successor, or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, with the written consent of the Borrower, to appoint a successor Administrative Agent.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent or such successor has not accepted such appointment within 30 days after delivery of notice of resignation by the retiring Administrative Agent or the Removal Effective Date, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held by the retiring or removed Administrative Agent for the account of the Lenders or L/C Issuers under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other action as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Article 8). After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03, in each case, as in effect immediately prior to such resignation or removal, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 8.08 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or any L/C Issuer under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or any L/C Issuer because the appropriate form was not delivered or was not properly executed or because such Lender or L/C Issuer failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or L/C Issuer pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or L/C Issuer shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each party’s obligations under this Section 8.08 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.09 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents, the Lenders and the L/C Issuers and their respective agents and counsel and all other amounts due the Agents, the Lenders and the L/C Issuers under Sections 2.09 and 9.03 allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and, in each case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each other Agent, each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the other Agents, the L/C Issuers and/or the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the other Agents, the L/C Issuers and/or the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Agent, any L/C Issuer or any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Agent, any L/C Issuer or any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Agent, any L/C Issuer or any Lender in any such proceeding.

Section 8.10 ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, this Agreement or the other Loan Documents,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and the other Loan Documents,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and the other Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and the other Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and the other Loan Documents, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, the Borrower and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and the other Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 8.11 Return of Certain Payments.

(a) Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or L/C Issuer, as applicable, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 8.11 shall be conclusive, absent manifest error.

(b) Each Lender and L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer, as applicable, with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(d) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments, the termination of the L/C Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.12 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Signing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other electronic image scan transmission (e.g. pdf via email)), as follows:

(i) if to the Borrower, to it at:

Netflix, Inc.

Address:  121 Albright Way

       Los Gatos, California 95032

Fax:     (408) 317-0414

Email:   capitalmarkets@netflix.com; legal@netflix.com

Attention:    Treasurer, Chief Legal Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Address:  2000 Avenue of the Stars, Suite 200N

       Los Angeles, California 90067

Email:   leila.sayegh@skadden.com

Attention:   Leila B. Sayegh

(ii) if to the Administrative Agent from the Borrower, to Wells Fargo Bank, National Association at the address separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to:

Wells Fargo Bank, National Association

Address:  1525 West W.T. Harris Blvd.

     Charlotte, NC 28262

Fax:    (704) 715-0092

Email:   agencyservices.requests@wellsfargo.com

Attention:    Syndication Agency Services

(iv) if to an L/C Issuer, to it at the address separately provided to the Borrower and Administrative Agent;

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders or L/C Issuers hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address, email or telecopy number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address, email or telecopy number by notice solely to the Administrative Agent and the Borrower).

(d) In the event the Borrower shall have any Equity Interests or other securities registered under Section 12 of the Exchange Act or otherwise files or is required to file reports under Section 15(d) of the Exchange Act, the Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if any document, notice or other information required to be delivered hereunder is being distributed through the Platform, any information that the Borrower has indicated contains Non-Public Information will not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document, notice or other information provided to the Administrative Agent by or on behalf of the Borrower or any Subsidiary contains Non-Public Information, the Administrative Agent reserves the right to post such information solely on the portion of the Platform designated for Lenders that wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries and its and their securities. Notwithstanding the foregoing, nothing in this Section 9.01(d) shall create any obligation on the Borrower to indicate that any information contains Non-Public Information, it being further agreed that if any such indication is provided by the Borrower in its discretion, such indication shall create no obligation on the Borrower to provide any such indication in the future.

(e) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United State federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non Public Information with respect to the Borrower, the Subsidiaries or its or their securities.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, extension or increase of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding the foregoing, the Borrower and the Administrative Agent may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement of the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Revolving Commitment of any Lender (including, without limitation, amending the definition of “Applicable Percentage”) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c), (iv) change Section 7.02 or Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the application, priority or ratable treatment of payments to or among the Lenders, in each case, in a manner that would alter the pro rata sharing of payments required thereby or ratable treatment of the Lenders, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) amend or modify clause (i) of Section 9.04(a) without the written consent of each Lender, (vii) change the currency in which any Loan is denominated or paid, without the written consent of each Lender directly affected thereby or (viii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), Section 4.02, Section 4.03 or, Section 4.04(g) (other than as it relates to the payment of fees and expenses of counsel), without the written consent of each Lender; provided further that (x) it is understood and agreed that, notwithstanding anything to the contrary set forth herein, any condition set forth in Section 4.04 (other than as set forth in clause (viii) immediately above) may be waived, amended or modified solely with the written consent of the Borrower and the Arrangers, (y) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the L/C Issuers hereunder without the prior written consent of the Administrative Agent or the L/C Issuers, as the case may be, and (z) no such agreement shall amend or modify the provisions of Sections 2.20 and 2.21 without the prior written consent of the Administrative Agent and the L/C Issuers. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.17 shall require the consent of the Administrative Agent).

(c) [Reserved].

(d) Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Revolving Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver; provided, however, that any such amendment or waiver that would increase or extend the term of the Revolving Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than in connection with the waiver of any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent, the Lenders, the L/C Issuers, the Arrangers and their respective Affiliates (including, without limitation, the reasonable and documented fees and disbursements of one primary firm of counsel for the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented costs and expenses incurred by the Administrative Agent, the Arrangers, any L/C Issuer or any Lender (including, without limitation, the reasonable and documented fees, disbursements and other charges of one primary firm of counsel for the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, taken as a whole (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Administrative Agent, any Lender, any L/C Issuer or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected person (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agents, the Documentation Agents, the Arrangers, each L/C Issuer and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, charges and disbursements of a primary firm of counsel for all such Indemnitees (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Indemnitee (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), incurred by or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective action, suit, inquiry, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available, to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented out-of-pocket costs or expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a material breach by such Indemnitee of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) arise from any dispute between and among Indemnitees, to the extent such dispute does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, any Syndication Agent, any Documentation Agent or any Arranger, in each case, acting in such capacity. This

Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless there is a final, non-appealable judgment of a court of competent jurisdiction. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its equityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.

Without limiting in any way the indemnification obligations of the Borrower pursuant to this Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against the Administrative Agent, the Syndication Agents, the Documentation Agents, the Arrangers, each L/C Issuer and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such person being called an “Arranger Related Party”) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Arranger Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Arranger Related Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Arranger Related Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(c) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section 9.04), Indemnitees and Arranger Related Parties (each, to the extent provided in Section 9.03) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, participations in Letters of Credit and the Revolving Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that (x) no consent of the Borrower shall be required for an assignment to another Lender or if an Event of Default under Section 7.01(h), (i) or (j) has occurred and is continuing, (y) after the Acquisition Closing Date, no consent of the Borrower shall be required for an assignment to an Affiliate of a Lender, an Approved Fund, or if a Specified Event of Default has occurred and is continuing, and (z) after the Acquisition Closing Date, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each L/C Issuer (such consent not to be unreasonably withheld or delayed); provided that no consent of an L/C Issuer shall be required if (x) a Bankruptcy Event occurs and (y) such L/C Issuer has no outstanding Letters of Credit at that time.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans and subject to Section 2.16(c), the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 (or a greater amount that is an integral multiple of $1,000,000), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (unless otherwise agreed to by the Administrative Agent in its sole discretion) of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material Non-Public Information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (i) the Borrower or any Affiliate of the Borrower, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person;

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuers or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(G) (a) No assignment or participation shall be made to any Person that was a Disqualified Institution, to the extent such Disqualified Institution has been identified in writing on the Platform, as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as applicable, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a supplement to the list of competitors or potential competitors or investors in such competitors or potential competitors pursuant to clause (b) of the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant (but such Person shall not be able to increase its Revolving Commitments or participations hereunder thereafter), (y) such assignment or participation and, in the case of an assignment, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution with respect to future assignments or participations and (z) any designation or removal after the Signing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation or removal. Any assignment or participation in violation of this clause (G)(a) shall not be void, but the other provisions of this clause (G)(a) shall apply.

(b) The Administrative Agent (A) shall have the right (but not the obligation), and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Institutions and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) shall provide the list of Disqualified Institutions and any updates thereto to each Lender or Participant requesting the same.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the L/C Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register. The parties agree that the Register is intended to establish that the Loans and Revolving Commitments are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Subject to Section 9.04(b)(ii)(G), any Lender may, without the consent of, or notice to, the Borrower, the L/C Issuers or the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 or Section 2.14 that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of any Loans and issuance, amendment, increase or extension of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated and so long as any Letter of Credit remains outstanding (unless Cash Collateralized, backstopped or otherwise addressed in a manner satisfactory to the applicable L/C Issuer). The provisions of Section 2.12, Section 2.13, Section 2.14, and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or Letters of Credit, the resignation of the Administrative Agent, the replacement of any Lender or L/C Issuer or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the increase or reductions of the L/C Commitment of any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any Ancillary Document by telecopy (or other electronic image scan transmission (e.g. pdf via email)) means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender, such L/C Issuer or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN IN RESPECT OF THE ACQUISITION RELATED MATTERS), WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW. ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO ANY ACQUISITION RELATED MATTERS, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a) Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents and related matters, and to not disclose the Information; provided that nothing herein shall prevent the Administrative Agent, the L/C Issuers or the Lenders (collectively, the “Credit Parties”) and their respective Affiliates from disclosing any Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the reasonable advice of their legal counsel (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over an Credit Party or any of its Affiliates (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (iii) to the extent that such Information becomes publicly available other than by reason of improper disclosure by such Credit Party or any of its Affiliates in violation of any confidentiality obligations owing to the Borrower or any of its Affiliates (including those set forth in this Section), (iv) to the extent that such information is received by a Credit Party from a third party that is not, to such Credit Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates, (v) to the extent that such information is independently developed by any Credit Party without use of the Information, (vi) to any Credit Party and each Credit Party’s Affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents (“Representatives”) who need to know such Information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and are or have been advised of their obligation to keep such Information confidential (it being understood that each Credit Party shall be responsible for any breach thereof by its Representatives), (vii) to Participants, assignees or potential or prospective Participants or assignees (in each case which are or would be permitted Participants or assignees under Section 9.04 and other than Disqualified Institutions) and to any actual or prospective contractual counterparty (whether direct or indirect), and their advisors, in connection with any swap, derivative, or other transaction, and to any actual or prospective provider of credit insurance and their advisors, in each case under which payments may be made by reference to the Borrower or any of its Subsidiaries or their obligations, this Agreement, or payments hereunder provided that such Persons have entered into a written agreement with or for the express benefit of the Borrower pursuant to which they agree to be bound by the terms of this Section (or a written agreement containing provisions substantially similar and not less protective of the Information than this Section), (viii) to the extent the Borrower shall have consented to such disclosure in writing, (ix) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under the Loan Documents and (x) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Revolving Commitments. For the purposes of this Section 9.12, “Information” means all memoranda or other information received from or on behalf of the Borrower, in connection with the Loan Documents and the facilities under the Loan Documents, relating to the Borrower or its business; provided that, in the case of Information received from the Borrower after the Signing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental regulatory, or self-regulatory authority without any notification to any person.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Arranger, any L/C Issuer nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, each Arranger, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger, any L/C Issuer or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries and Affiliates, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger, any L/C Issuer or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective equityholders or Affiliates, on the other.

Section 9.15 Electronic Execution of Loan Documents, Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or relating to this Agreement, any other Loan Document, any Assignment and Assumption or in any amendment or other modification thereof (including waivers and consents) and any other certificate, request, notice, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”), shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. The Borrower (A) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and

(B) waives any claim against any Related Parties of the Administrative Agent and/or any Lender or L/C Issuer for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s or L/C Issuer’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.16 USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender, as applicable, requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and 31 C.F.R. § 1010.230 (“Beneficial Ownership Regulation”).

Section 9.17 Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iv) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated

to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

BORROWER:

NETFLIX, INC., a Delaware corporation

By:	/s/ Gregory Belzer
Name:	Gregory Belzer
Title:	Vice President and Treasurer

[Signature Page to Senior Unsecured Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and a Lender

By:	/s/ Jack Stutesman
Name: Jack Stutesman
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Rafael Ribeiro
Name: Rafael Ribeiro
Title: Managing Director

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lauren Steiner
Name: Lauren Steiner
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK
BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

BMO BANK N.A., as a Lender

By:	/s/ Joan Murphy
Name: Joan Murphy
Title: Managing Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Senior Unsecured Revolving Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Eric Enberg
Name: Eric Enberg
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

[Signature Page to Senior Unsecured Revolving Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Managing Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Catherine Edel O’Shea
Name: Edel O’Shea
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

The Toronto Dominion Bank, New York Branch, as a Lender

By:	/s/ Justin Robinson
Name: Justin Robinson
Title: Authorized Signatory

[Signature Page to Senior Unsecured Revolving Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Carlos Cruz
Name: Carlos Cruz
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Brian Seipke
Name: Brian Seipke
Title: Senior Vice President

[Signature Page to Senior Unsecured Revolving Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

Commerzbank AG, New York Branch, as a Lender

By:	/s/ Maurice Kiefer
Name: Maurice Kiefer
Title: Director

By:	/s/ Robert Sullivan
Name: Robert Sullivan
Title: Director

[Signature Page to Senior Unsecured Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jethen Pandian
Name: Jethen Pandian
Title: Senior Vice President

[Signature Page to Senior Unsecured Revolving Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Executive Director, Financing Solutions

[Signature Page to Senior Unsecured Revolving Credit Agreement]

SCHEDULE 2.01

Lenders and Revolving Commitments

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$750,000,000.00
BNP Paribas	$525,000,000.00
HSBC Bank USA, N.A.	$375,000,000.00
Banco Santander, S.A., New York Branch	$262,500,000.00
Bank of Montreal	$262,500,000.00
Mizuho Bank Ltd.	$262,500,000.00
Morgan Stanley Bank, N.A.	$262,500,000.00
Morgan Stanley Senior Funding, Inc.
MUFG Ltd.	$262,500,000.00
Royal Bank of Canada	$262,500,000.00
Societe Generale	$262,500,000.00
The Bank of Nova Scotia	$262,500,000.00
The Toronto-Dominion Bank New York Branch	$262,500,000.00
Truist Bank	$262,500,000.00
U.S. Bank National Association	$262,500,000.00
Banco Bilbao Vizcaya Argentaria S.A. New York Branch	$115,625,000.00
Commerzbank AG, New York Branch	$115,625,000.00
PNC Bank, N.A.	$115,625,000.00
Standard Chartered Bank, New York	$115,625,000.00

Total	$5,000,000,000